Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form N-2) and related Prospectus of Oaktree Strategic Income Corporation for the registration of $200,000,000 of common stock, debt securities, warrants and subscription rights and to the incorporation by reference therein of our reports dated November 19, 2019, with respect to the consolidated financial statements of Oaktree Strategic Income Corporation and the effectiveness of internal control over financial reporting of Oaktree Strategic Income Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

May 27, 2020